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                                                                    Exhibit 99.1


                      [POTTERS FINANCIAL CORPORATION LOGO]


NEWS RELEASE

                              FOR IMMEDIATE RELEASE

                          POTTERS BANK ANNOUNCES PLANS
                          FOR NEW BRANCH IN BEAVER, PA



EAST LIVERPOOL, OH  August 11, 2000

Potters Bank, the wholly-owned subsidiary of Potters Financial Corporation, announced today that it has filed regulatory applications for approval to open a full-service banking office in Beaver, Pennsylvania. Edward L. Baumgardner, President and Chief Executive Officer, stated, "One of our core strategies for building shareholder value is to pursue expansion of our products and services in strategic geographic and service markets. Our growth is on target and the time is right to expand our retail franchise to a contiguous market like Beaver, Pennsylvania. We are already originating loans in the Beaver market and we are eager to offer all our financial products and services to a broader base of businesses and residents." Beaver is a growing community approximately twenty miles east of East Liverpool and approximately sixteen miles north of the new Pittsburgh International Airport.

Potters Bank plans to construct a full-service banking facility located at the corner of Third Street and Dravo Avenue, one block west of the Beaver County courthouse, near the center of town. Baumgardner added, "Our Beaver location will enable us to showcase our "customer-focused," home-town banking philosophies in an atmosphere designed to meet the deposit, investment and lending needs of the community. We are very serious about the commitment we make to servicing our customers and shareholders, and believe our investment in Beaver will add value to both."

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including statements regarding the proposed Beaver facility. Due to many factors, including regulatory policy changes, interest rates nationally and locally and competition, actual strategies and results in future time periods may differ materially from those currently expected. Such forward-looking statements represent PFC's judgment as of the current date. PFC disclaims, however, any intent or obligation to update such forward-looking statements.

Potters Bank is a community banking organization providing financial products and services through its three branch offices in and near East Liverpool, Ohio and a loan production office in Boardman, Ohio. Trading in PFC shares is conducted through The Nasdaq SmallCap Market under the symbol "PTRS".

Contact:  Edward L. Baumgardner
          Anne S. Myers
          (330) 385-0770
          website: www.pottersbank.com



519 Broadway, P.O. Box 1028, East Liverpool, Ohio 43920, Phone: 330-385-0770 or 800-685-0761, Fax: 330-385-3508